Exhibit 2.1

Stock Purchase Agreement

 by and among

PhotoMedex, Inc.,
 (Seller),

LCA-Vision Inc.
(Company)

and

Vision Acquisition, LLC
(Buyer)

dated as of

 January 31, 2015

TABLE OF CONTENTS
This Table of Contents is for the convenience of reference only and is not intended to define, limit or describe the scope or intent of any provision of this Stock Purchase Agreement.
1.	Definitions; Rules of Construction
1.1	Definitions.
1.2	Rules of Construction.
2.	Sale and Transfer of Shares; Closing
2.1	Shares
2.2	Purchase Price
2.3	Closing
2.4	Closing Obligations
2.5	Adjustment Amount
3.	Representations and Warranties of Seller
3.1	Organization and Good Standing
3.2	Authority; No Conflict; Enforceability
3.3	Capitalization
3.4	Financial Statements
3.5	No Undisclosed Liabilities
3.6	Condition And Sufficiency Of Assets
3.7	Accounts Receivable; Accounts Payable
3.8	Taxes
3.9	Title to Properties; Encumbrances
3.10	Employee Benefits
3.11	Compliance With Legal Requirements; Governmental Authorizations
3.12	Legal Proceedings; Orders
3.13	Absence of Certain Changes and Events
3.14	Contracts; No Defaults
3.15	Insurance
3.16	Environmental Matters
3.17	Employees.
3.18	Labor Relations; Compliance
3.19	Intellectual Property
3.20	Relationships With Affiliates
3.21	Brokers Or Finders
3.22	Managed Care Relationships.
3.23	Medical Service Providers.
3.24	Solvency.
4.	Representations and Warranties of Buyer
i

4.1	Organization and Good Standing
4.2	Authority; No Conflict
4.3	Investment Intent
4.4	Certain Proceedings
4.5	Brokers Or Finders
4.6Tax Matters
5.	Post Closing Covenants
5.1	Required Consents; Contingency Escrow
6.	Tax Matters
6.1	Tax Indemnification
6.2	Straddle Period
6.3	Responsibility for Filing Tax Returns for Periods through Closing Date
6.4	Refunds and Tax Benefits.
6.5	Cooperation on Tax Matters.
6.6	Certain Taxes and Fees
6.7	Amended Returns and Retroactive Elections
6.8	338 and 336 Elections
6.9	Retention of Carryovers.
7.	Indemnification; Remedies
7.1	Indemnification and Payment of Damages By Seller
7.2	Indemnification and Payment of Damages By Buyer
7.3	Time Limitations
7.4	Limitations On Amount—Seller
7.5	Limitations On Amount—Buyer
7.6	Other Limitations
7.7	Exclusive Remedy
7.8	Procedure For Indemnification--Third Party Claims
7.9	Procedure For Indemnification--Other Claims
7.10	Adjustment of Purchase Price.
8.	General Provisions
8.1	Expenses
8.2	Public Announcements
8.3	Restrictive Covenant
8.4	Notices
8.5	Jurisdiction; Service of Process
8.6	Further Assurances
8.7	Waiver
8.8	Entire Agreement and Modification
8.9	Assignments, Successors, and No Third Party Rights
8.10	Severability
ii

8.11	Time of Essence
8.12	Governing Law
8.13	Counterparts

iii

Stock Purchase Agreement
This Stock Purchase Agreement (the "Agreement") is made and entered into as of January 31, 2015 by and among Vision Acquisition, LLC, a Delaware limited liability company ("Buyer"), PhotoMedex, Inc., a Nevada corporation ("Seller") and LCA-Vision Inc., a Delaware corporation that is a wholly owned subsidiary of Seller (the "Company" and, together with Buyer and Seller, each individually a "Party" and collectively the "Parties").
WHEREAS, the authorized capital stock of the Company consists solely and exclusively of 5,000 shares of common stock (the "Common Stock"), of which 100 shares are issued and outstanding (the "Shares").
WHEREAS, Seller owns, beneficially and of record, all of the Shares.
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares in accordance with, and subject to, the terms of this Agreement.
WHEREAS, immediately after the consummation of the transactions contemplated hereby, Buyer shall own all of the Shares.
WHEREAS, each of Seller, by action of its board of directors (the "Seller Board"), and the Company, by unanimous action of its board of directors, has approved the terms of this Agreement.
NOW, THEREFORE, in reliance on the representations, warranties and agreements made herein and in consideration of the premises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.            Definitions; Rules of Construction

1.1	Definitions.
For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
"Administrative Agent" --JPMorgan Chase Bank, NA.
"Accountant"--as defined in Section 2.5(b)(v).
"Accounts Receivable" --as defined in Section 3.7(a).
"Acquired Companies"--the Company, LCA-Vision (Canada) Inc., an Ontario corporation, and Lasik Insurance Company, collectively, and each, an "Acquired Company."
"Affiliate"--of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person;

provided, however, that for purposes of Section 3.20, "Affiliate" shall not include any medical practice entity that directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with Seller or any Acquired Company. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Affiliated Group" --any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state or local Legal Requirement.
"Applicable Contracts"--as defined in Section 3.14(a).
 "Breach"-- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
"Buyer"--as defined in the first paragraph of this Agreement.
"Buyer Indemnified Persons"--as defined in Section 7.1.
"Buyer's Knowledge" or any other reference to "Knowledge" with respect to Buyer--the actual knowledge of the managers and officers of Buyer listed on Schedule 1.1(a) without the requirement of conducting a reasonable inquiry or investigation.
"Closing"--as defined in Section 2.3.
"Closing Date"--the date hereof.
"Closing Date Payment"--the Purchase Price plus or minus, as applicable, an amount equal to the Estimated Working Capital Adjustment, minus the Estimated Funded Indebtedness.  For the purposes of clarity, if the difference between the Estimated Working Capital and the Target Net Working Capital is (x) a negative number, then the Estimated Working Capital Adjustment will be subtracted from the Purchase Price, and (y) a positive number, then the Estimated Working Capital Adjustment will be added to the Purchase Price.
"Closing Documents"--the Mutual Release, the Seller Closing Certificate, the agreements contemplated in Section 2.4(c), the Contingency Escrow Agreement, the Transition Services Agreement, the XTRAC Usage Agreement and the Credit Agreement(s) Release Documentation.
"Closing Financial Statements"--as defined in Section 2.5(b)(ii).
"Closing Funded Indebtedness"--as defined in Section 2.5(b)(ii).
"Closing Working Capital"--as defined in Section 2.5(b)(ii).

"Code"--the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto.
"Company"--as defined in the Recitals of this Agreement.
"Company Clinicians"--all ophthalmologists and optometrists who perform services on behalf of any Acquired Company.
"Company Employee"--as defined in Section 3.10(a).
"Company Employee Plans"--as defined in Section 3.10(a).
"Company IP"--as defined in Section 3.19(b).
"Company IP Agreements"--all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which any Acquired Company is a party or under which an Acquired Company is a licensor or licensee.
 "Company-Owned IP"--all Intellectual Property owned or purported to be owned by any Acquired Company.
"Company Proprietary Software"--all Software developed by or on behalf of an Acquired Company that such Acquired Company owns or purports to own, other than any web-based Software for which the source code is customarily accessible to end-users, and all Intellectual Property embodied in or related thereto.
"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
"Consolidated Return Group" --the Affiliated Group, the common parent of which is Seller, that files a consolidated U.S. federal income tax return.
"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:
(a)            the sale of the Shares by Seller to Buyer;

(b)            the execution, delivery, and performance of the Closing Documents;

(c)            the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d)            Buyer's acquisition and ownership of the Shares.

"Contingency Escrow Amount"--two million dollars ($2,000,000).

"Contingency Escrow Agreement"--that certain agreement by and between Seller, Buyer and Escrow Agent, regarding escrow of the Contingency Escrow Amount and dated as of the date hereof, in the form previously agreed by the Parties.
"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
"Covered Pre-Closing Tax Period" --any Taxable Period (a) beginning on or after the Look-Back Date and ending at or before the close of the Closing Date and (b) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of the Closing Date.
"Credit Agreement"--that certain Credit Agreement, dated May 12, 2014, as amended, by and between Seller, JPMorgan Chase Bank, NA as Administrative Agent, First Niagara Bank, N.A. and PNC Bank, National Association as Co-Syndication Agents, and J.P. Morgan Securities LLC, as Lead Arranger and Bookrunner, as amended.
"Credit Agreement(s) Release Documentation" --documentation, in form and substance reasonably satisfactory to Buyer, executed and delivered by the Company, Seller and applicable counterparties necessary to fully and irrevocably release the Shares, the Company and its assets and the Acquired Companies and their respective assets from any and all Encumbrances or other obligations owing to JPMorgan Chase Bank, NA, First Niagara Bank, N.A., PNC Bank, National Association, and Bank Leumi le-Israel B.M., under the Credit Agreement and all ancillary documentation executed pursuant thereto to which the Company is a party, including, termination of all Encumbrances on the 7840 Montgomery Road, Cincinnati, Ohio Facility.
"Damages"--as defined in Section 7.1.
"Disclosure Schedule"--the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
"Encumbrance"--any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
"Environmental Laws"--any applicable Legal Requirement, and any Order or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource

Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
"ERISA Affiliate"--as defined in Section 3.10(a).
"Escrow Agent" --Fifth Third Bank.
"Estimated Funded Indebtedness"--as defined in Section 2.5(a)(i).
"Estimated Working Capital"--as defined in Section 2.5(a)(i).
"Estimated Working Capital Adjustment"--as defined in Section 2.5(a)(ii).
"Final Purchase Price"--the Purchase Price plus or minus, as applicable, an amount equal to the Post-Closing Working Capital Adjustment, minus the Closing Funded Indebtedness. For the purposes of clarity, if the difference between the Closing Working Capital and the Target Net Working Capital is (x) a negative number, then the Post-Closing Working Capital Adjustment will be subtracted from the Purchase Price, and (y) a positive number, then the Post-Closing Working Capital Adjustment will be added to the Purchase Price.
"Funded Indebtedness"--as of any particular time, (i) the amount of all indebtedness for borrowed money of any Acquired Company (excluding any letters of credit and similar instruments, but including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, assignment, transfer, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities of any Acquired Company evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) liabilities of Acquired Companies to pay the deferred purchase price of property or services other than trade payables incurred in the Ordinary Course of Business, (iv) all liabilities of Acquired Companies arising out of any interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (v) any "success fees" or bonuses, or severance payments accrued and/or payable to employees or Company Clinicians of any Acquired Company to the extent arising from or otherwise triggered by the closing of the Contemplated Transactions (including those severance payments and other specified liabilities set forth on Schedule 1.1(b), but excluding (A) any bonuses payable to any employee or Company Clinician based on the performance of such employee or Company Clinician or the performance of any Acquired Company (except with respect to the individuals listed on Schedule 1.1(b) as contemplated in item 5 thereof), and (B) the retention bonus set forth on Schedule 1.1(c), and (vi) the amount of all capitalized lease obligations (without inclusion of any breakage or other similar costs unless actually incurred as a result of a change of control provision at Closing) of any Acquired Company; provided, however, that Funded Indebtedness shall not include (x) any liabilities or obligations of the type referred to in clauses (i) through (vi) above if such liability or obligation of an Acquired Company is owed or payable to another Acquired Company, or (y) any liability or obligation set forth on Section 1.1(a) of the Disclosure Schedule.  For the avoidance of doubt, Funded Indebtedness shall not include any premium payment liability or any non-interest bearing liability.
"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Interim Balance Sheets and the other financial statements referred to in Section 3.4 were prepared.
"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, or required to be obtained by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
"Governmental Body"--any:
(a)	nation, state, county, city, town, village, district or other similar jurisdiction;
(b)	federal, state, local, municipal, foreign, or other government; or
(c)
governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), to the extent that the rules, regulations or orders of such authority have the force of Legal Requirement.

"Hazardous Substance"--(a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
 "Indemnified Persons"--Buyer Indemnified Persons and Seller Indemnified Persons, as applicable, and each, an "Indemnified Person."
"Intellectual Property"--all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights ("Patents"); (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights ("Copyrights"); (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing ("Trademarks"); (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein ("Trade Secrets"); (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation ("Software"); and (f) Internet domain name registrations.
"Interim Balance Sheets"--as defined in Section 3.4.
"Income Tax" means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto, whether disputed or not.
"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
"Lasik Insurance Company"--Lasik Insurance Company, Ltd., a Grand Cayman insurance corporation.
"Lease"--all leases, subleases and other agreements under which any Acquired Company leases, uses or occupies, or has the right to use or occupy, any real property.
"Leased Real Estate"--all real property that any Acquired Company leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.
"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
"Look-Back Date"--as defined in Section 3.11(a)(i).
"Material Managed Care Customer"--as defined in Section 3.14(a)(xiv).
"Multiemployer Plan" --as defined in Section 3.10(d).
"Mutual Release"—that certain release by and between the Company and Seller, and acknowledged by Buyer, dated as of the date hereof, in the form previously agreed by the Parties.
"Net Working Capital" -- without duplication, the excess of
(a)
all current assets (other than (i) any inter Acquired Company receivables, (ii) any inter Acquired Company Seller receivables, and (iii) any Patient Payment Plan Receivables that are long term receivables or that are part of the allowance for bad debt calculated on a basis consistent with past practice) of the Acquired Companies, plus all security deposits for Leases that expire within twelve (12) months of Closing, as set forth in more detail on Schedule 2.5.

over

the sum, without duplication, of (A) all current liabilities (other than the current portions of (i) accruals for unpaid stockholder dividends and interest payments, (ii) inter Acquired Company payables, (iii) inter Acquired Company Seller payables, (iv) customer deposits included in deferred revenue, and (v) current or deferred income Tax liabilities of the Consolidated Return Group, or otherwise of the Acquired Companies) of the Acquired Companies, plus (B) any transaction expenses incurred or accrued by the Acquired Companies, provided, however, in all cases such amounts shall be determined in accordance with GAAP and, to the extent inconsistent with GAAP, in accordance with the Parties' preparation of Schedule 2.5, and shall not include (i) any deferred Tax asset in respect of net operating loss carry-forwards, Tax credits or similar attributes and all other items historically recorded as "Deferred tax assets" on the Company's balance sheet, (ii) any Funded Indebtedness or (iii) the retention bonus set forth on Schedule 1.1(c), all as set forth in more detail on Schedule 2.5. Additionally, for purposes of determining the current liabilities of the Company as of the Closing Date, accounts payable shall include such portion of disbursements made by the Company within the sixty days following the Closing that relate to services or goods provided to the Company on or prior to the Closing Date that were not invoiced to the Company or otherwise accrued on the books of the Company as of the Closing Date.
Net Working Capital shall be calculated in accordance with the Parties' preparation of Schedule 2.5.
"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.
"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:
(a) such action is generally consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and
(b) such action is not required to be specifically authorized by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and/or is not required to be specifically authorized by the parent company (if any) of such Person.
"Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
"Owned Real Estate"--any real estate owned in fee by any Acquired Company, together with all buildings, structures, fixtures and improvements thereon and all of the Acquired Companies' rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

"Patient Payment Plan Receivables"--any Company receivable pursuant to an extended payment plan between the Company and a patient/customer who did not qualify for third party financing.
"Payoff Amount" --as defined in Schedule 1.1(d).
"Permitted Encumbrance"--(a) statutory Encumbrance for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics', carriers', workers', repairers' and similar statutory Encumbrances arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses, and (f) Encumbrances arising under workers' compensation, unemployment insurance, social security, retirement and similar legislation.
"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
"Post-Closing Working Capital Adjustment"--as defined in Section 2.5(b)(i).
"Proceeding"--any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
"Purchase Price"--as defined in Section 2.2.
"Real Estate"--the Owned Real Estate and the Leased Real Estate.
"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
"Required Consents" --as defined in Section 5.1(a).
"Required Consent Contracts" --as defined in Section 5.1(a).
"Required Consent Leases" --as defined in Section 5.1 of the Disclosure Schedule.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
"Seller"--as defined in the first paragraph of this Agreement.
"Seller Board"--as defined in the Recitals of this Agreement.
"Seller Closing Certificate" --as defined in Section 2.4(a)(iii).
"Seller Indemnified Persons"--as defined in Section 7.2.
"Seller's Knowledge"--the actual knowledge of (i) Dennis McGrath, Michele Pupach, Dolev Rafaeli and Michael Celebrezze, after conducting a reasonable inquiry and investigation (consistent with such Person's title and/or responsibility) concerning the existence of a particular fact or matter, and (ii) Bharat Kakar without the requirement of conducting a reasonable inquiry or investigation.
"Seller Standalone Tax Returns" --all Tax Returns, not filed on a consolidated basis with Seller, of the Acquired Companies for Taxable Periods ending on or before the Closing Date.
"Shares"--as defined in the Recitals of this Agreement.
"Straddle Period"--as defined in Section 6.2.
"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.
"Surviving Representations"--as defined in Section 7.3.
"Target Net Working Capital"--$ 0.00 (zero dollars).
"Tax"--any tax (including any income tax, capital gains tax, value-added tax, franchise tax, excise tax, commercial activity tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any taxing authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
"Taxable Period"--any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any taxing authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
"Threshold"--as defined in Section 7.4.
"Transfer Taxes"--as defined in Section 6.6.
"Transition Services Agreement"--that certain Transition Services Agreement, by and between Seller and the Company, and acknowledged by Buyer, dated as of the date hereof, in the form previously agreed by the Parties.
"Working Capital Collar"--as defined in Section 2.5(a)(ii)(A).
"XTRAC Usage Agreement"--that certain agreement regarding XTRAC excimer laser services by and between Seller and the Company, and acknowledged by Buyer, dated as of the date hereof, in the form previously agreed by the Parties.
1.2	Rules of Construction.
The following provisions shall be applied wherever appropriate herein:  (a) "herein," "hereby," "hereunder," "hereof" and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (e) this Agreement and the Closing Documents shall be deemed to have been drafted by the Parties and neither this Agreement nor any Closing Document shall be construed against any Party as the principal draftsperson hereof or thereof; (f) any references herein to a particular Section, Article, or Schedule means a Section or Article of, or a Schedule to, this Agreement unless another agreement is specified; (g) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions; provided, however that with respect to any representations or warranties provided in this Agreement or the Closing Documents, such citations shall only apply to the statute or regulation in effect at Closing; (h) the Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (i) the headings in this Agreement and the Closing Documents are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of the respective Closing Documents or any provision hereof or thereof; and (j) "including," "includes," and other equivalent words mean including, without limitation.

2.            Sale and Transfer of Shares; Closing

2.1	Shares
Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.
2.2	Purchase Price
The base purchase price for the Shares prior to the adjustments contemplated herein will be Forty Million Dollars ($40,000,000) (the "Purchase Price"). At Closing, Buyer will:
(i)            pay to Seller an amount equal to the Closing Date Payment less the sum of (x) the Contingency Escrow Amount, (y) the Payoff Amount, and (z) $1,750, which represents Seller's portion of the Escrow Agent fee;

(ii)            deposit with the Escrow Agent in immediately available funds an amount equal to the Contingency Escrow Amount, which amount shall be held, safeguarded and released pursuant to the terms of the Contingency Escrow Agreement; and

(iii)            pay to the Administrative Agent, by wire transfer of immediately available funds to the account set forth on Schedule 1.1(d), an amount equal to the Payoff Amount.

2.3	Closing
The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 600 Vine Center, Suite 2500, Cincinnati, Ohio, simultaneously with the execution and delivery of this Agreement.  For the avoidance of doubt, the Closing may take place via release of previously deposited documents, and by telephone, email and wire transfers.
2.4	Closing Obligations
At the Closing:
(a)            Seller will deliver to Buyer:
(i)            original certificates representing the Shares, duly endorsed in blank in proper form for transfer (or accompanied by duly executed stock powers);

(ii)            the Mutual Release duly executed by Seller;

(iii)             a certificate of the Secretary of Seller certifying as complete and accurate as of the Closing Date and attaching all requisite resolutions or actions of the Seller Board approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions (the "Seller Closing Certificate");

(iv)            the Credit Agreement(s) Release Documentation;

(v)            the Transition Services Agreement duly executed by Seller;

(vi)            the XTRAC Usage Agreement duly executed by Seller; and

(vii)            the Contingency Escrow Agreement duly executed by Seller.

(b)            Buyer will deliver to Seller:
(i)            the Closing Date Payment less the Contingency Escrow Amount by wire transfer of immediately available funds to an account specified by Seller;

(ii)            the Contingency Escrow Agreement duly executed by Buyer.

(iii)            the Transition Services Agreement duly executed by the Company and acknowledged by Buyer;

(iv)            the XTRAC Usage Agreement duly executed by the Company and acknowledged by Buyer;

(v)            the Mutual Release duly executed by the Company and acknowledged by Buyer; and

(c)             Each of Buyer and Seller shall have received Separation and Release Agreements, in the forms previously agreed by the Parties, and Buyer shall have received Employment Agreements, in the forms previously agreed by the Parties, in each case, duly executed by Michael Celebrezze, Bharat Kakar and Rhonda Sebastian.

(d)            Buyer will deliver to the Escrow Agent, by wire transfer of immediately available funds, the Contingency Escrow Amount.

2.5	Adjustment Amount
(a)            Closing Adjustment.

(i)            Schedule 2.5 sets forth a methodology agreed by the Parties and an estimated computation of the Net Working Capital, as of 11:59 p.m., on December 31, 2014 (the "Estimated Working Capital"), the Estimated Working Capital Adjustment, the Funded Indebtedness (the "Estimated Funded Indebtedness") and the Closing Date Payment.

(ii)            The "Estimated Working Capital Adjustment" shall mean and be calculated as follows:

(A)            if the absolute value of the difference between the Estimated Working Capital and the Target Net Working Capital is less than or equal to Two

Hundred Fifty Thousand ($250,000) (the "Working Capital Collar"), then the Estimated Working Capital Adjustment shall be zero (0); and
(B)            if the absolute value of the difference between the Estimated Working Capital and the Target Net Working Capital exceeds the Working Capital Collar, then the Estimated Working Capital Adjustment shall be an amount equal to such excess.

(b)            Post-Closing Adjustment.

(i)            The "Post-Closing Working Capital Adjustment" shall mean and be calculated as follows:

(A)            if the absolute value of the difference between the Closing Working Capital (as defined below) and the Target Net Working Capital is less than or equal to the Working Capital Collar, then the Post-Closing Working Capital Adjustment shall be zero (0); and

(B)            if the absolute value of the difference between the Closing Working Capital and the Target Net Working Capital exceeds the Working Capital Collar, then the Post-Closing Working Capital Adjustment shall be an amount equal to the absolute value of the difference between the Closing Working Capital and the Target Net Working Capital.

(ii)            As soon as reasonably practicable after the Closing Date, Buyer shall cause the Acquired Companies to prepare, and, if Buyer so elects, will cause Grant Thorton or another, similar  independent public accounting firm selected by Buyer (subject to Seller's consent not to be unreasonably withheld) to review or audit, in either case, at Buyer's cost, consolidated balance sheets of the Acquired Companies as of the Closing Date (the "Closing Financial Statements"), including a computation, as of 11:59 p.m. on the Closing Date, of both the Net Working Capital (the "Closing Working Capital") and the Funded Indebtedness (the "Closing Funded Indebtedness"), and Buyer's calculation of the Post-Closing Working Capital Adjustment, and the Final Purchase Price.  Buyer will deliver the Closing Financial Statements to Seller within sixty (60) days after the Closing Date.  For the avoidance of doubt, the economic benefit of the Working Capital Collar following all adjustments contemplated in this Section 2.5 is only intended to apply if the absolute value of the Closing Working Capital is less than or equal to Two Hundred and Fifty Thousand Dollars, and is not intended to be of any impact to the Final Purchase Price under any other circumstance.

(iii)            The Acquired Companies and Buyer shall (i) permit Seller and its Representatives to have full access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Financial Statements and the Acquired Companies' calculation of the amounts specified in Section 2.5(b) above and provide Seller with copies thereof (as reasonably requested), and (ii) provide Seller and its Representatives full access to Buyer's and the Acquired Companies' employees and accountants as reasonably requested by Seller (including making the Acquired Companies' internal finance and accounting staff and outside accountants available to respond to reasonable written or oral inquiries of Seller or their Representatives).
(iv)            If within thirty (30) days following delivery of the Closing Financial Statements, Seller has not given Buyer a written notice of any objection to the Closing Financial Statements, stating the basis of any such objection, then the computation of the amounts specified in Section 2.5(b) above reflected in the Closing Financial Statements will be used in computing the Post-Closing Working Capital Adjustment, the Closing Funded Indebtedness and the Final Purchase Price.

(v)            If a written notice of objection is delivered to Buyer in accordance with the preceding paragraph, then Buyer and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the amounts specified in Section 2.5(b) above.  In the event that Buyer and Seller are unable to resolve all such disagreements within thirty (30) days after Buyer's receipt of such written notice of objection, then the issues in dispute will be submitted to an independent, mutually agreeable, nationally or regionally recognized accounting firm (the "Accountant") for resolution; provided, however, that if no such agreement can be obtained, the Accountant shall be Ernst & Young, or, if Ernst & Young declines such engagement, an independent, nationally recognized accounting firm selected by Ernst & Young.

(vi)            The Parties shall use commercially reasonable efforts to cause the Accountant to resolve all remaining disagreements with respect to the computation of the amounts specified in Section 2.5(b) above as soon as practicable, but in any event shall direct the Accountant to render a determination within sixty (60) days after its retention.  The Accountant shall consider only those items and amounts in Buyer's and Seller's respective calculations of the amounts specified in Section 2.5(b) above that are identified as being items and amounts to which Buyer and Seller have been unable to agree.  In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Accountant's determination of the amounts specified in Section 2.5(b) shall be based solely on written materials submitted by Buyer and Seller (i.e., not on an independent review) and on Schedule 2.5 hereto and the definition of "Net Working Capital" and "Funded Indebtedness" included herein.  The determination of the Accountant shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.  Buyer and Seller shall bear the costs of the Accountant equally.

(vii)            On or prior to the tenth business day following the final determination of the Closing Working Capital and Closing Funded Indebtedness in accordance with this Section 2.5, (A) if the Final Purchase Price is greater than the Closing Date Payment, Buyer will pay to Seller, by wire transfer of immediately available funds to such account as is directed by Seller, an amount equal to such excess, and (B) if the Final Purchase Price is less than the Closing Date Payment, Seller will pay to Buyer, by wire transfer of immediately available funds to such account as is directed by Buyer, an amount equal to such deficit.

3.            Representations and Warranties of Seller
Seller and the Company hereby represent and warrant to Buyer as follows:
3.1	Organization and Good Standing
(a)            Section 3.1(a) of the Disclosure Schedule contains a complete and accurate list of the name of each Acquired Company, its jurisdiction of organization, each other jurisdiction in which it has active operations, and its capitalization (including the identity of each equity holder and the equity securities held by each).  Each Acquired Company is a corporation or other legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization, with all necessary corporate or other organizational power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use, and to perform its material obligations under Applicable Contracts.  Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or to be in good standing would not be materially adverse to the Acquired Companies taken as a whole.

(b)            Seller has delivered or otherwise made available to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

3.2	Authority; No Conflict; Enforceability
(a)            This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms.  Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Closing Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller.  Upon the execution and delivery by Seller of the Closing Documents to which it is or will be a party, assuming due execution and delivery by Buyer, if applicable, such Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Legal Requirements affecting creditors' rights and remedies generally and by general principles of equity.  Section 3.2(a) of the Disclosure Schedule sets forth an accurate description of the material processes undertaken by Seller to sell the Company.

(b)            Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time):
(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

(ii)            (A) contravene, conflict with, or result in any violation of or default under any material provision of, any Order, Governmental Authorization or Legal Requirement applicable to the Acquired Companies or their respective properties or assets, or (B) give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization held by an Acquired Company;

(iii)            contravene, conflict with, or result in a violation or breach of any material provision of, or give any Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel or terminate any Applicable Contract;

(iv)            result in the imposition or creation of any material Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the assets owned by any Acquired Company; or

(v)            require Seller or any Acquired Company to give any notice to or obtain any Consent from any Person.

3.3	Capitalization
The authorized capital stock of the Company consists of 5,000 shares of Common Stock, of which 100 shares are issued and outstanding and constitute the Shares.  The authorized equity securities of each Subsidiary of the Company, the number of outstanding equity securities and the holder thereof is set forth on Section 3.3 of the Disclosure Schedule.  All of the Shares are duly authorized and validly issued, fully paid and nonassessable and not subject to any pre-emptive rights.  Seller is, immediately prior to the Closing, the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances other than Encumbrances under the Credit Agreement.  With the exception of the Shares, all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances other than Encumbrances under the Credit Agreement.  No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company, other than references to Encumbrances only under the Securities Act and other applicable securities laws.  All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and non-assessable (with respect to jurisdictions that recognize such concept). Except for this Agreement and the Credit Agreement, there are no Contracts in effect relating to the issuance, sale, or transfer of any equity securities, or other securities, of any Acquired Company.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote, or convertible into, or exchangeable for, securities having the right to vote, on any matters on which holders of Common Stock may vote.

None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement.  No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the other Acquired Companies) or any direct or indirect equity or ownership interest in any other business.  Upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller's receipt of the Purchase Price for each such Share, good and valid title to the Shares will pass to Buyer, free and clear of any Encumbrances, other than references to Encumbrances only under the Securities Act and other applicable securities laws.  Other than this Agreement, the Company's Organizational Documents and the Credit Agreement, the Shares are not subject to any voting trust, proxy or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.
3.4	Financial Statements
Section 3.4 of the Disclosure Schedule sets forth an unaudited balance sheet for Lasik Insurance Company and an unaudited consolidated balance sheet of the Acquired Companies as at December 31, 2014 (the "Interim Balance Sheets") and the related unaudited consolidated statement of income, changes in stockholders' equity, and cash flow for the twelve (12) months then ended, excluding the notes thereto.  Such financial statements fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective date of and for the period referred to in such financial statements, all in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved.  There has been no material change in the Company's accounting methods or principles since December 31, 2013.  The books of account and other financial records of the Acquired Companies are true, complete and accurate in all material respects.
3.5	No Undisclosed Liabilities
To Seller's Knowledge, except as set forth in Section 3.5 of the Disclosure Schedule, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (i) liabilities or obligations reflected or reserved against in the Interim Balance Sheets, (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheets, (iii) liabilities that are not, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (iv) liabilities or obligations explicitly disclosed in the Disclosure Schedules as such; (v) liabilities or obligations under Applicable Contracts or Company Employee Plans; and (vi) obligations to comply with applicable Legal Requirements.
3.6	Condition And Sufficiency Of Assets
To Seller's Knowledge, the buildings, plants, structures, and equipment of the Acquired Companies are (i) structurally sound, (ii) in good operating condition and repair, ordinary wear and tear expected, and (iii) adequate for the uses to which they are being put, in each case, in all material respects. To Seller's Knowledge, the building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses immediately after the Closing in substantially the same manner as conducted prior to the Closing, except as would not have a material adverse effect on the business of any Acquired Company.
3.7	Accounts Receivable; Accounts Payable
(a)            All accounts receivable of the Company that are reflected on the Interim Balance Sheets (collectively, the "Accounts Receivable") represent valid obligations arising from bona fide sales made or services performed in the Ordinary Course of Business. The Accounts Receivable are, to Seller's Knowledge, collectible net of the respective reserves shown on the Interim Balance Sheets (which reserves are adequate and calculated consistent with past practice) and are not subject to any valid counterclaim or setoff (except for those for which adequate reserves have been established).

(b)            A complete and accurate listing of all accounts payable of the Company as of January 2, 2015 is set forth on Section 3.7 of the Disclosure Schedule.  As of the date hereof, the Company is in compliance in all material respects with its vendors' payment terms (without regard for any accounts for which checks have been cut but not delivered to any particular vendor).  The Company is current on all of its contractual obligations with respect to the improvements of its Princeton, New Jersey Leased Real Estate.

3.8	Taxes
(a)            Each of the Acquired Companies has filed all federal Tax Returns and all other material Tax Returns that it was required to file on or after the Look-Back Date. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) attributable to the Covered Pre-Closing Tax Period have been paid.  None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return.  There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Acquired Companies. From the Look-Back Date, each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, Company Clinician, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)            There is no material dispute or claim concerning any Tax liability of the Acquired Companies claimed or raised by any Governmental Body in writing.

(c)            No Acquired Company is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). No Acquired Company is a party to or bound by any Tax allocation or sharing agreement, other than agreements with non-Affiliate counterparties that are entered into in the Ordinary Course of Business and that are not principally related to Taxes.
(d)            The Company is a member of the Consolidated Return Group. Neither Seller nor the Consolidated Return Group has elected to retain any net operating loss carryovers or capital loss carryovers of the Acquired Companies other than those net operating loss carryovers or capital loss carryovers of the Acquired Companies that are utilized by the Consolidated Return Group to offset Consolidated Return Group income or gain attributable to the Covered Pre-Closing Tax Period.  For the avoidance of doubt, and in furtherance of the preceding sentence, Seller has not made an election under Treasury Regulations Section § 1.1502-36(d)(6) to retain the net operating losses of the Company or any election pursuant to Reg. § 1.1502-32(b)(4)(i) to treat all or any portion of the Company's net operating losses as expiring prior to the Company becoming a member of the Consolidated Return Group.

(e)            No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any:

(i)            change in method of accounting for a Taxable Period ending on or prior to the Closing Date  (other than any change required by applicable Legal Requirement), where such change was effected during the Covered Pre-Closing Tax Period;

(ii)            use of an improper method of accounting for a Taxable Period ending on during the Covered Pre-Closing Tax Period;

(iii)             "closing agreement" as described in Code §7121 (or any corresponding or similar provision of Income Tax law) executed on or during the Covered Pre-Closing Tax Period; or
(iv)            intercompany transactions or any excess loss account activity described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of Income Tax law) made or effected during the Covered Pre-Closing Tax Period;

(v)            installment sale or open transaction disposition made during the Covered Pre-Closing Tax Period; or

(vi)            election under Code §108(i) with respect to the cancellation of any indebtedness during the Covered Pre-Closing Tax Period.

(f)            No Acquired Company is or has been a party to any "listed transaction," as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

(g)            Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained within this Section 3.8: (i) cannot be relied upon with respect to Tax liabilities arising in any Taxable Period other than a Covered Pre-Closing Tax

Period, except to the extent that the breach of any of the representations in Section 3.8(e) directly results in the imposition of a Tax (upon the Acquired Companies) for a Post-Closing Taxable Period, and (ii) are the sole representations and warranties made by Seller in all of Section 3 with respect to Taxes that shall survive the Closing, provided, however, that the preceding limitation shall not in any way diminish or limit the scope of representations made in Section 3.4.
3.9	Title to Properties; Encumbrances
(a)            Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Encumbrances other than Permitted Encumbrances or Encumbrances under the Credit Agreement. Section 3.9(a) of the Disclosure Schedule contains a true, complete and accurate list (including legal descriptions), as of the date hereof, of the Owned Real Estate. As of the date hereof, no Acquired Company (i) has conveyed any interest in or currently leases to third parties any rights with respect to the Owned Real Estate or any part thereof or (ii) has received written notice of any pending, and to Seller's Knowledge, there is no threatened, condemnation Proceeding with respect to any of the Owned Real Estate.

(b)            Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, each Acquired Company has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease to it for the full term of the respective Lease free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances under the Credit Agreement. Section 3.9(b) of the Disclosure Schedule contains a true, complete and accurate list, as of the date hereof, of the Leased Real Estate, including, with respect to each such Lease, the date of such Lease and any material amendments thereto. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) no Acquired Company nor, to Seller's Knowledge, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Lease. Except for Encumbrances granted under the Credit Agreement, no Acquired Company has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has any Acquired Company entered into with any other Person (other than another Acquired Company) any sublease, license or other agreement that is material to the Acquired Companies, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. Seller has delivered or otherwise made available to Buyer true, complete and accurate copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which any Acquired Company leases, subleases or licenses, as tenant, any Leased Real Estate.

(c)            Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, each Acquired Company has good title to, or a valid and binding leasehold interest in, all of the personal property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances under the Credit Agreement.

3.10	Employee Benefits
(a)            Section 3.10(a) of the Disclosure Schedule sets forth a true, complete and accurate list of all "employee benefit plans" within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all material medical, dental, health, welfare, life insurance, equity, bonus, profit sharing, commission, incentive compensation, death, disability, salary continuation, accident, severance, change of control, retention, retirement, pension, deferred compensation, fringe benefit, tuition, scholarship, relocation, service award, company car, payroll practices, vacation, sick pay, sick leave or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign, or funded or unfunded) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has or had been undertaken) by any Acquired Company or any of their ERISA Affiliates on behalf of any employee, officer, director or other service provider of any Acquired Company (whether current, former or retired) or the ERISA Affiliates of the Acquired Companies listed in Section 3.10(a) of the Disclosure Schedule (each, a "Company Employee") or any stockholder, or any of their beneficiaries, or (ii) with respect to which any Acquired Company or any ERISA Affiliate has or has had any obligation on behalf of any such Company Employee, stockholder or beneficiary, or with respect to which any Acquired Company has or may have any liability (collectively, the "Company Employee Plans").  For purposes of this Agreement, "ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b)            Seller has delivered or otherwise made available to Buyer: (i) copies of all material documents embodying and relating to each Company Employee Plan, including the Plan document, all amendments thereto and all related trust documents; (ii) the most recent annual report (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the most recent actuarial report (if applicable) for all Company Employee Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements, investment management agreements, collective bargaining agreements and group insurance Contracts; (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) all material filings under the IRS' Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Program or other government correction program relating to any Company Employee Plan.  Other than as set forth in Section 411(d)(3) of the Code or individual employee agreements, there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan, and the sponsor of each Company Employee Plan has reserved such rights to amend or terminate such Company Employee Plan and has not made any representations to the contrary.

(c)            (i) Each Company Employee Plan has been established, administered and maintained in accordance with its terms in all material respects and in compliance with applicable Legal Requirements, including but not limited to ERISA and the Code; (ii) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code is so qualified and has received a timely determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to all plan qualification requirements for which the IRS will issue such a letter and, to the Seller's Knowledge, no circumstance exists, whether by action or failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or Tax; (iii) the Acquired Companies and each of their ERISA Affiliates have timely made all material contributions and other payments required by and due under the terms of each Company Employee Plan, applicable Legal Requirements, GAAP, Section 412 of the Code, other applicable Code section or any collective bargaining agreement with respect to all prior periods (including, without limitation, all contributions, insurance premiums or intercompany charges), and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with the terms of such Company Employee Plan, applicable Legal Requirements, and GAAP; (iv) there are no audits, inquiries or Proceedings pending, instituted or threatened or, to Seller's Knowledge, anticipated by the IRS or the U.S. Department of Labor, or any Governmental Body with respect to any Company Employee Plan, and no such completed audit, inquiry or Proceeding, if any, has resulted in the imposition of any Tax or penalty; (v) with respect to each Company Employee Plan, there are no claims or other Proceedings pending, threatened, asserted, instituted or, to Seller's Knowledge, anticipated (other than routine claims for benefits) against any Company Employee Plan, any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director, stockholder or other service provider of any Acquired Company (whether current, former or retired), or any of the assets of any Company Employee Plan; (vi) with respect to each Company Employee Plan that is funded mostly or partially through an insurance policy, none of the Acquired Companies or any ERISA Affiliate has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability under the Company Employee Plan arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such material liability with respect to periods through the Closing; (vii) no non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, has occurred or is reasonably expected to occur with respect to any Company Employee Plan, and no circumstance has occurred that would subject any Acquired Company to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) no Company Employee Plan is funded by, associated with or related to a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.
(d)            No Company Employee Plan is subject to Title IV of ERISA, is a "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) (a "Multiemployer Plan") or "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA, and none of the Acquired Companies, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any Multiemployer Plan or any "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(e)            Except as set forth on Section 3.10(e) of the Disclosure Schedule, no Company Employee Plan provides post-retirement health and welfare benefits to any current or former employee of any Acquired Company, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Legal Requirement.  Each Acquired Company complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(f)            Except as would not reasonably be expected to subject any Acquired Company to a Tax or penalty imposed under Section 409A of the Code, each Company Employee Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been documented, operated and administered in material compliance with Section 409A of the Code (and all applicable guidance issued by the IRS thereunder) in documentary form and in operation in all material respects.

(g)            Except as set forth on Section 3.10(g) of the Disclosure Schedule, the consummation of this Agreement, either alone or in combination with any other event, including a termination of any employee, officer, director, stockholder or other service provider of any Acquired Company (whether current, former or retired) or their beneficiaries, will not limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, and will not give rise to any liability under any Company Employee Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Acquired Companies (whether current, former or retired) or their beneficiaries.  No amount that could reasonably be expected to be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger, by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries under any Company Employee Plan or otherwise would not reasonably be expected to be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code.  No Acquired Company has any indemnity obligation on or after the Closing Date for any Taxes imposed under Section 4999 or 409A of the Code.

3.11	Compliance With Legal Requirements; Governmental Authorizations
(a)            Except as set forth in Section 3.11(a) of the Disclosure Schedule:

(i)            each Acquired Company is, and at all times since January 1, 2014 (the "Look-Back Date") has been, in all material respects, in compliance with each Legal Requirement that is applicable to it; and

(ii)            no Acquired Company has received, at any time since the Look-Back Date, any written notice from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement, other than as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

(b)            The Acquired Companies hold all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets, except where the failure to hold such Governmental Authorizations would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, and all such Governmental Authorizations held by the Acquired Companies are valid and in full force and effect.  Except as set forth in Section 3.11(b) of the Disclosure Schedule, since the Look-Back Date:

(i)            each Acquired Company is and has been, in all material respects, in compliance with each Governmental Authorization held by it, except where the failure to be in such compliance would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole;

(ii)            no revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization is pending or, to Seller's Knowledge, threatened, except for any such revocation, withdrawal, suspension, cancellation, termination or modification which would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole;

(iii)            no Acquired Company has received written notice from any Governmental Body or any other Person regarding (A) any actual or alleged violation of or failure to comply with any Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization, in each case, except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole; and

(iv)            all applications required to have been filed for the renewal of the Governmental Authorizations held by the Acquired Companies have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made with the appropriate Governmental Bodies, in each case, except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

3.12	Legal Proceedings; Orders
(a)            Except as set forth in Section 3.12(a) of the Disclosure Schedule, there is no pending or, to Seller's Knowledge, threatened Proceeding (i) that has been commenced by or against any Acquired Company or that otherwise adversely affects the business of any Acquired Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Contemplated Transactions.  Seller has delivered or otherwise made available to Buyer copies of any non-privileged written materials in its possession relating to each Proceeding listed in Section 3.12(a) of the Disclosure Schedule.

(b)            Except as set forth in Section 3.12(b) of the Disclosure Schedule:

(i)            there is no Order to which any of the Acquired Companies is subject;

(ii)            Seller is not subject to any Order that relates to the business of any Acquired Company; and

(iii)            to Seller's Knowledge, no officer, director, agent, Company Clinician or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, Company Clinician or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

(c)            Except as set forth in Section 3.12(c) of the Disclosure Schedule, since the Look-Back Date:

(i)            each Acquired Company is, and has been, in all material respects, in compliance with each Order to which it is subject; and

(ii)            no Acquired Company has received written notice from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Order to which any Acquired Company is subject.

3.13	Absence of Certain Changes and Events
Except as set forth in Section 3.13 of the Disclosure Schedule, since the date of its Interim Balance Sheet, each Acquired Company has conducted its business in the Ordinary Course of Business in all material respects and there has not been any:
(a)            event that has had a material adverse effect on the business, operations, properties or assets of any Acquired Company;

(b)            change in any Acquired Company's authorized or issued equity securities; grant of any option or right to purchase equity securities of any Acquired Company; issuance of any security convertible into such equity securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any such equity securities; or declaration or payment of any dividend or other distribution or payment in respect of equity securities;

(c)            amendment to the Organizational Documents of any Acquired Company;

(d)            payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee, or entry into any employment, severance, or similar Contract with any director, officer, or employee, in each case, other than (i) as required by any existing Contract, Legal Requirement or the terms of a Company Plan, or (ii) payment of 2014 bonuses in the Ordinary Course of Business, or (iii) increases in compensation with respect to employees who are not officers or directors in the Ordinary Course of Business;

(e)            adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with (i) any employees of any Acquired Company or (ii) Company Clinicians, in each case other than as required by any existing Contract, Legal Requirement or the terms of a Company Plan or in the Ordinary Course of Business with regard to similarly situated employees or clinicians of Seller generally;

(f)            damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

(g)            entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, in each case, other than in the Ordinary Course of Business, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company in excess of $25,000;

(h)            sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any assets or property of any Acquired Company, except for assets or property having a value of less than (singly and in the aggregate) $30,000, or mortgage, pledge, or imposition of any Encumbrance (other than Permitted Encumbrances) on any material asset or property of any Acquired Company;

(i)            cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of (singly or in the aggregate) $30,000;

(j)            material change in the accounting methods used by any Acquired Company; or

(k)            agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

3.14	Contracts; No Defaults
(a)            Section 3.14 of the Disclosure Schedule contains a complete and accurate list, and Seller has delivered or otherwise made available to Buyer true and complete copies, of each of the following Contracts to which an Acquired Company is party or is bound (collectively, the "Applicable Contracts"):

(i)            each Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $30,000;

(ii)            each Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $150,000;

(iii)            each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $30,000;

(iv)            each Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $30,000);

(v)            all Company IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for an Acquired Company;

(vi)            each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vii)            each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

(viii)            each Contract containing covenants that restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;

(ix)            each Contract providing for payments to any Person, of an amount or value in excess of $30,000, based on the sales or profits of an Acquired Company;

(x)            each power of attorney that is currently effective and outstanding;

(xi)            each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

(xii)            each Contract for capital expenditures in excess of $25,000;

(xiii)            each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;

(xiv)            each third party managed care Contract to which more than 1% of the Company's total patient/customer appointments during its most recent full fiscal year would reasonably be attributable (the counterparty to such third party managed care Contract is referred to herein as a "Material Managed Care Customer");

(xv)            each Contract with an ophthalmologist who performs services on behalf of an Acquired Company; and

(xvi)            each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)            Except as set forth in Section 3.14(b) of the Disclosure Schedule:

(i)            Seller is not a party to any Applicable Contract; and

(ii)            to Seller's Knowledge, no officer, director, agent, employee, consultant, or contractor of any Acquired Company or Company Clinician, is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, contractor or Company Clinician to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company any rights to any invention, improvement, or discovery.

(c)            Except as set forth in Section 3.14(c) of the Disclosure Schedule, each Applicable Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(d)            Except as set forth in Section 3.14(d) of the Disclosure Schedule, since the Look Back Date:

(i)            each Acquired Company is and has been, in all material respects, in compliance with each Applicable Contract;

(ii)            to Seller's Knowledge, each other Person that is party to an Applicable Contract is and has been, in all material respects, in compliance with such Applicable Contract; and

(iii)            to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person that is party to an Applicable Contract the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, or terminate, any Applicable Contract; and

(iv)            no Acquired Company has given, or received from any other Person, any written notice regarding any actual or alleged violation or breach of, or default under, or termination of any Applicable Contract.

(e)            Except as set forth in Section 3.14(e) of the Disclosure Schedule, no counterparty to an Applicable Contract has delivered written notice to any Acquired Company of its intent to renegotiate, or attempt to renegotiate, any material amounts paid or payable to such Acquired Company under such Applicable Contract.

3.15	Insurance
(a)            Section 3.15 of the Disclosure Schedule contains a true, complete and accurate list of all material policies of insurance existing on the date hereof relating to the assets of the Acquired Companies and the business and employees of the Acquired Companies (except for any such policies maintained to provide benefits to employees under a Company Employee Plan). All such insurance policies are in full force and effect, and no Acquired Company is in default in any material respect with respect to its obligations under any such insurance policies. All premiums and other payments due from the Acquired Companies prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date of this Agreement.  Except as set forth on Section 3.15 of the Disclosure Schedule, there is no material insurance claim by any Acquired Company pending under any of the policies.
(b)            The insurance liability reserve set forth on the Interim Balance Sheet is based upon actuarial analysis consistent with past practice.

3.16	Environmental Matters
Except for such matters as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole:
(a)            The Acquired Companies are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Government Authorizations required under applicable Environmental Laws for the operation of the business of the Acquired Companies as currently conducted.

(b)            No Acquired Company has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material liability or obligation under any Environmental Laws.

(c)            No Acquired Company has received written notice of and there is no Proceeding pending, or to Seller's Knowledge, threatened against any Acquired Company, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. No Acquired Company is subject to any Order or written agreement by or with any Governmental Body or third party imposing any material liability or obligation with respect to any of the foregoing.

(d)            The Acquired Companies have all material Government Authorizations necessary for the conduct of their business and operations that are required under applicable Environmental Laws and are in material compliance with the terms and conditions of all such Government Authorizations.

(e)            Seller has provided or made available to Buyer all material environmental reports, assessments, audits, studies, investigations and data in its custody or possession concerning the Acquired Companies and their assets and the Real Estate.

(f)            None of the transactions contemplated by this Agreement or the Closing Documents will trigger any filing requirement or other action under any applicable Environmental Law, including any environmental "transfer law."

(g)            The representations and warranties set forth in this Section 3.16 are the Seller's sole and exclusive representations and warranties regarding environmental matters.

3.17	Employees
(a)              Seller has delivered or otherwise made available to Buyer a complete and accurate list, as of January 16, 2015, of the following information with respect to each employee or director of the Acquired Companies, and each Company Clinician, including each such individual on leave of absence or layoff status, and there have been no material changes with respect to such information:  employer; name; job title; current compensation paid or payable, vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or other employee benefit plan.

(b)            To Seller's Knowledge, no officer or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

(c)            Each Acquired Company: (i) is in compliance in all material respects with all applicable Legal Requirements and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees, Company Clinicians (to the extent not included within the scope of Company Employees) and contingent workers; and (ii) is in compliance in all material respects with all applicable Legal Requirements relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees.

3.18	Labor Relations; Compliance
Since the Look-Back Date, no Acquired Company has been or is a party to any collective bargaining or other labor Contract.  Since the Look-Back Date, there has not been, there is not presently pending or existing, and, to Seller's Knowledge, there is not threatened, (a) any strike, slowdown, lockout, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent.  To Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  Since the Look-Back Date, each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.
3.19	Intellectual Property
(a)            Section 3.19(a) of the Disclosure Schedule contains a true, complete and accurate list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Body or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b)            The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Acquired Companies as currently conducted and contemplated ("Company IP"), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances under the Credit Agreement, except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.  Other than as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, the consummation of the Contemplated Transactions will not result in the loss or impairment of rights in or to use any Company IP or payment of any additional amounts with respect to any Company IP, nor will the consummation of the Contemplated Transactions require the Consent of any other Person in respect of any Company IP.

(c)            The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all Company-Owned IP, and the Acquired Companies' rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole. Each Acquired Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

(d)            Section 3.19(d) of the Disclosure Schedule contains a true, complete and accurate list of all Company IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for an Acquired Company. The consummation of the Contemplated Transactions will not result in the loss or impairment of any rights of any Acquired Company under any of the Company IP Agreements, except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole.

(e)            Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, (i) the conduct of the businesses of the Acquired Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company IP. No Acquired Company has received any written claim or request that an Acquired Company must license or refrain from using any Intellectual Property of any other Person, and no Acquired Company has received in writing any claim or notice of any such infringement claims, except for such infringement claims or notices thereof that would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.
(f)            There are no Proceedings pending or, to Seller's Knowledge, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by any Acquired Company; (ii) alleging infringement, misappropriation or other violation of any of the Company IP by any Acquired Company against any Person; or (iii) challenging the validity, enforceability or ownership of any Company-Owned IP or any Acquired Companies' rights with respect to any Company IP, in each case of clauses (i) through (iii), except for such Proceedings that would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole. Except as set forth on Section 3.19(f) of the Disclosure Schedule, the Acquired Companies are not subject to any outstanding Order, settlement agreement or covenant not to sue that limits, restricts or impairs in any manner any material rights of any Acquired Company to use, license, transfer or enforce any Company IP.

(g)            The Acquired Companies have taken all commercially reasonable steps to maintain and protect the secrecy, confidentiality and value of all material proprietary information and Trade Secrets used in the Acquired Companies' businesses, including requiring all consultants and contractors with access to Trade Secrets or proprietary information of the Acquired Companies to execute binding confidentiality agreements and, to Seller's Knowledge, no such consultant or contractor is in breach of any such confidentiality agreement.

(h)            No Acquired Company has granted to any Person an exclusive license or equivalent right with respect to any Company-Owned IP, or assigned or conveyed to any Person any ownership interest (including joint ownership rights) therein, and no third party owns or holds any such right, license or interest.

(i)            The Acquired Companies' practices are, and since the Look-Back Date have been, in compliance in all material respects with their then-current privacy policies, including the privacy policies posted on the Acquired Companies' websites. The Acquired Companies have conducted their businesses and maintained their data at all times since the Look-Back Date in compliance in all material respects with all applicable Legal Requirements.

(j)            All data which has been collected, stored, maintained or otherwise used by the Acquired Companies has been collected, stored, maintained and used in compliance in all material respects with all applicable U.S. and foreign Legal Requirements.  No Acquired Company has received written notice of noncompliance with applicable data protection Legal Requirements.  The Acquired Companies have made all material registrations that the Acquired Companies are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due as of the date hereof duly made.

(k)            The Acquired Companies have implemented commercially reasonable practices to ensure the physical and electronic protection of their information assets from unauthorized disclosure, use or modification.  There has been no breach of security involving any information assets.

(l)            The Company Proprietary Software has not been delivered or made available to any Person (other than the Acquired Companies and employees of the Acquired Companies and any other Persons in connection with their provision of services to the Acquired Companies) in source code form, and the Acquired Companies have not agreed to, or undertaken to provide, the Company Proprietary Software in source code form to any other Person. There are no third parties entitled to: (i) be enrolled as a beneficiary under a technology escrow arrangement or otherwise with respect to the source code for the Company Proprietary Software or (ii) receive the source code for the Company Proprietary Software (including receiving the source code as a result of an event (including a change of control of ownership of any Acquired Company, bankruptcy of any Acquired Company or otherwise) under an escrow arrangement or otherwise).

3.20	Relationships With Affiliates
Neither Seller nor any Affiliate of Seller (other than the Acquired Companies) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) that is material to the Acquired Companies' businesses.  Neither Seller nor any Affiliate of Seller owns (of record or as a beneficial owner) an equity interest in a Person that (i) has a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engages in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company in any market presently served by such Acquired Company.  Except as set forth in Section 3.20 of the Disclosure Schedule, neither Seller nor any Affiliate of Seller (other than the other Acquired Companies) is a party to any Contract with, or has any claim or right against, any Acquired Company.
3.21	Brokers Or Finders
Except as set forth in Section 3.21 of the Disclosure Schedule, neither Seller nor the Acquired Companies, nor any of their agents or officers, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.
3.22	Managed Care Relationships.
Since the Look-Back Date, there has not been any material adverse change in the business relationship of the Company with any Material Managed Care Customer.  No Material Managed Care Customer has given an Acquired Company written notice that such Material Managed Care Customer, and, to Michael Celebrezze's actual knowledge (without the requirement of conducting a reasonable inquiry or investigation), no Material Managed Care Customer, intends, as of the date hereof, to cease or materially decrease its current arrangements with the Company.

3.23	Medical Service Providers.
Except as specified in Section 3.23 of the Disclosure Schedule, to Seller's Knowledge, since the Look-Back Date, all ophthalmologists who perform services on behalf of any Acquired Company have been board certified or licensed as specialists in their area of practice corresponding to such services provided and have valid and effective medical malpractice insurance through third party carriers or the Lasik Insurance Company.  To Seller's Knowledge, no Company Clinician who has performed services for an Acquired Company has, since the Look-Back Date, had his or her medical license suspended or been subjected to disciplinary action by the applicable licensing or certification agency.  Except as set forth on Section 3.23 of the Disclosure Schedule, no ophthalmologist who performs services on behalf of any Acquired Company has given such Acquired Company written notice that such ophthalmologist intends to cease or materially decrease its current arrangements with such Acquired Company and, to Michael Celebrezze's actual knowledge (without the requirement of conducting a reasonable inquiry or investigation) no such ophthalmologist intends to cease or materially decrease its current arrangements with such Acquired Company.
3.24	Solvency.
(a)            Seller will not be rendered insolvent by any of the Contemplated Transactions.  As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller's assets.

(b)            Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(c)            The Final Purchase Price, from a financial point of view, represents reasonable equivalent value of the Shares and is fair to the Seller.

4.            Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:
4.1	Organization and Good Standing
Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware with all necessary limited liability company power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use, and to perform its material obligations under material Contracts to which it is a party.  Buyer is duly qualified to do business as a foreign limited liability company and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of each state or other jurisdiction in which either ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or to be in good standing would not be materially adverse to Buyer.
4.2	Authority; No Conflict
(a)            This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Closing Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. Upon the execution and delivery by Buyer of Closing Documents to which it is or will be a party, assuming due execution and delivery by Seller, if applicable, such Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Legal Requirements affecting creditors' rights and remedies generally and by general principles of equity.

(b)            Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of the Contemplated Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer, or (B) any resolution adopted by the managers and members of Buyer;

(ii)            (A) contravene, conflict with, or result in any violation of or default under any material provision of, any Order, Governmental Authorization or Legal Requirement applicable to Buyer or its properties or assets, or (B) give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization held by Buyer;

(iii)            contravene, conflict with, or result in any violation of or default under any material provision of any Order, Governmental Authorization or Legal Requirement applicable to Buyer or its properties or assets; or

(iv)            contravene, conflict with, or result in a violation or breach of any material provision of, or give any Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel or terminate any material Contract to which it is a party;

(v)            require Buyer to give any notice to or obtain any Consent from any Person.

4.3	Investment Intent
Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
4.4	Certain Proceedings
There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer's Knowledge, no such Proceeding has been threatened.
4.5	Brokers Or Finders
Buyer and its agents or officers have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.
4.6	Tax Matters
Neither Buyer nor any of its direct or indirect owners has, or has had a relationship with Seller described in Section 267(b) of the Code.

5.            Post Closing Covenants

5.1	Required Consents; Contingency Escrow
(a)            Immediately following the execution of this Agreement, each of Buyer and Seller will, and Buyer will cause the Company to, use reasonable best efforts and cooperate with each other Party to obtain a written Consent in respect of the Contemplated Transactions (collectively, the "Required Consents") from the counterparty to each Contract identified in Section 5.1 of the Disclosure Schedule (collectively, the "Required Consent Contracts").  Buyer shall not, and shall not permit any of its Affiliates (including without limitation the Company) to, in connection with Buyer's or such Affiliate's efforts to obtain any Required Consent, enter into any negotiation (or renegotiation) with a counterparty to a Required Consent Contract that is unrelated to such Required Consent Contract (including, without limitation, in respect of any other Contract that Buyer or any of its Affiliates may be party to with such counterparty to such Required Consent Contract).  Buyer shall, and shall cause the Company to, take all actions and execute all documents that may be reasonably requested by a counterparty to a Required Consent Contract in order to obtain a Required Consent, including, without limitation, (i) agreeing to any reasonable adjustments or modifications to any Required Consent Contract that may be requested by the counterparty to such Required Consent Contract as a condition to obtaining the applicable Required Consent, and (ii) providing information (financial or otherwise) relating to Buyer, its Affiliates and the Company that may be reasonably requested by the counterparty to such Required Consent Contract, provided, however, that neither Buyer nor Seller shall be obligated under this provision to (A) agree to any unreasonable change in the terms and conditions of any such Required Consent Contract, or (B) make any funds available to a Required Consent Contract counterparty in exchange for such Required Consent in excess of that portion of the Contingency Escrow Amount allocable to such Required Consent as set forth on Section 5.1 of the Disclosure Schedule.   Buyer shall, and shall cause the Company to, negotiate in good faith with the counterparty to each Required Consent Contract in effort to cause the release from escrow, as soon as possible, of the full portion of the Contingency Escrow Amount allocable to such Required Consent Contract.  Buyer shall, and shall cause the Company to, keep Seller informed of (x) any and all correspondence and communications with a counterparty to a Required Consent Contract, and (y) any and all developments in the process of obtaining the Required Consents.
(b)            Upon receipt of Required Consent(s), the Parties shall, each Monday on a weekly basis, jointly instruct the Escrow Agent to release to Seller, an amount equal to that portion of the Contingency Escrow Amount allocable to such Required Consent(s) as set forth on Section 5.1 of the Disclosure Schedule in accordance with the terms and conditions of the Contingency Escrow Agreement.  Solely with respect to any Required Consent Lease for which a Required Consent has not been obtained by the date that is sixty (60) days from the date hereof, if, during such sixty (60) day period, the counterparty to such Required Consent Lease (x) continues to accept rent from Buyer, the Company or one of their Affiliates, as applicable, and (y) has not delivered to Buyer, the Company, or one of their Affiliates, as applicable, a verbal or written notice of termination, cancellation, default or breach under such Required Consent Lease resulting from (A) the failure of Seller or the Company to obtain a Required Consent in respect of the Contemplated Transactions prior to Closing, (B) the Closing of the transactions contemplated herein, and/or (C) from the combination of any or all of the preceding two clauses with any material breach committed by the Company prior to Closing,  then, promptly following the end of such sixty (60) day period, the Parties shall jointly instruct the Escrow Agent to release to Seller an amount equal to that portion of the Contingency Escrow Amount allocable to such Required Consent Lease as set forth on Section 5.1 of the Disclosure Schedule in accordance with the terms and conditions of the Contingency Escrow Agreement.

(c)            The sole and exclusive remedy of the Buyer Indemnified Persons with respect to the failure of Seller or the Company to obtain a Required Consent in respect of the Contemplated Transactions shall be pursuant to this Section 5.1 and the Contingency Escrow Agreement.  For the avoidance of doubt and by way of illustration, the allocable portion of the Contingency Escrow Amount attributable to a Required Consent shall be available to Buyer (in full or in part, as applicable) and released to Buyer by Escrow Agent in the following circumstances:

(i)            in the event the Company must agree to any reasonable economic adjustments or modifications to any Required Consent Contract that may be requested by the counterparty to such Required Consent Contract as a condition to obtaining the applicable Required Consent; provided, that, the amount that shall be available to Buyer and released to Buyer by Escrow Agent shall be an amount equal to the allocable portion of the Contingency Escrow Amount attributable to such Required Consent less the economic adjustments or modifications made to such Required Consent Contract as a condition to obtaining the applicable Required Consent;
(ii)            in the event that (a) the counterparty to a Required Consent Contract delivers a notice of termination, cancellation, default or breach under such Required Consent Contract, and (b) the Parties are unable to obtain a Required Consent from such counterparty to a Required Consent Contract, in each case resulting from (A) the failure of Seller or the Company to obtain a Required Consent in respect of the Contemplated Transactions prior to Closing, (B) the Closing of the transactions contemplated herein, and/or (C) from the combination of any or all of the preceding two clauses with any material breach committed by the Company prior to Closing.

6.            Tax Matters

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:
6.1	Tax Indemnification
Seller shall indemnify the Acquired Companies, Buyer, and each Buyer Affiliate and hold them harmless from and against (i) all Taxes of the Acquired Companies for the Covered Pre-Closing Tax Period, (ii) any and all Income Taxes of the Consolidated Return Group for the Covered Pre-Closing Tax Period, including those imposed on the Company pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Income Taxes of any Person (other than the Acquired Companies) imposed on the Acquired Companies as a transferee or successor, or by contract, which Taxes relate to an event or transaction occurring during the Covered Pre-Closing Tax Period; provided, however, that in the case of clauses (i), (ii) and (iii) above, Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet and taken into account in determining the Post-Closing Working Capital Adjustment. Seller shall reimburse Buyer for Taxes described in clauses (i), (ii) and (iii) above that are due under Tax Returns for Straddle Periods that are required to be prepared by Buyer, within fifteen (15) business days after the filing of the applicable Tax Return.  Seller's obligation to indemnify and hold harmless the Acquired Companies, Buyer and each Buyer Affiliate under this Section 6.1 shall survive until the eighteen (18) month anniversary of the Closing Date; provided, however, that if notice of a claim shall have been timely given to Seller under Section 7.8 or Section 7.9 on or prior to such termination date, Seller's obligation to indemnify and hold harmless the Acquired Companies, Buyer and each Buyer Affiliate in respect of such claim shall survive beyond such eighteen (18) month period until such claim for indemnification has been satisfied or otherwise resolved.

6.2	Straddle Period
In the case of any Taxable Period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes for the Covered Pre-Closing Tax Period shall be determined as follows:
(a)            In the case of Taxes based upon income, gross receipts (such as sales taxes) or specific transactions such as the sale or other transfer of property, the amount of Taxes attributable to any Covered Pre-Closing Tax Period shall be determined by closing the books of the Acquired Companies as of 11:59 p.m. on the Closing Date.

(b)            In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of Taxes attributable to any Covered Pre-Closing Tax Period shall be equal to the amount of Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Covered Pre-Closing Tax Period included in the Straddle Period and the denominator of which is the total number of days in the Straddle Period.

6.3	Responsibility for Filing Tax Returns for Periods through Closing Date
(a)            Seller shall prepare all Tax Returns of the Acquired Companies for all Taxable Periods ending on or before the Closing Date. Seller shall provide Buyer with drafts of Seller Standalone Tax Returns within sixty (60) days of the due date therefor (including timely requested extensions), and Buyer shall be allowed to review such Seller Standalone Tax Returns and provide Seller with comments thereto, with Seller to accept all reasonable comments provided by Buyer within thirty (30) days of the receipt of the original or revised draft (as applicable), and with such Tax Returns, as finally agreed between the Parties, to then be filed by the Party with responsibility under Legal Requirement to file such Tax Returns.

(b)            Buyer shall prepare all Tax Returns of the Acquired Companies for Straddle Periods.  Buyer shall provide Seller with drafts of such Tax Returns within sixty (60) days of the due date therefor (including timely requested extensions), and Seller shall be allowed to review such Tax Returns and provide Buyer with comments thereto, with Seller to accept all reasonable comments provided by Seller within thirty (30) days of the receipt of an original or revised draft (as applicable).

6.4	Refunds and Tax Benefits.
Any Tax refunds that are received by Buyer or the Acquired Companies, and any amounts credited against Tax to which Buyer or Acquired Companies become entitled, that relate to the Covered Pre-Closing Tax Period shall be for the account of Seller, (excluding any refund or credit attributable to any loss in a tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in the Covered Pre-Closing Tax Period), and Buyer shall pay over or cause to be paid over to Seller any such refund or the amount of any such credit (net of any Taxes of Buyer, or any Acquired Companies attributable to such refund or credit) within 15 days after receipt or entitlement thereto; provided, however,

Buyer shall not be required to pay over to Seller any such refund or the amount of any such credit up to the amount of any Tax asset (excluding any deferred Tax asset established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Post-Closing Working Capital Adjustment.
6.5	Cooperation on Tax Matters.
(a)            Buyer, the Acquired Companies and Seller shall reasonably cooperate with one another in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other Proceeding with respect to Taxes of the Acquired Companies.  Seller shall not settle any audit that relates solely to a Seller Standalone Tax Return without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed; provided, that should Buyer withhold its consent, Buyer shall be responsible for any additional liabilities (including but not limited to reasonable costs of Seller) associated with the withholding of consent or the ultimate settlement.  With regard to any audit that relates to any other Tax Returns filed pursuant to this Article VI, Seller shall not settle any such audit in a manner contrary to Seller's obligations under Section 6.9 or any other manner that results in a material change to any other material tax attributes of the Company without Buyer's written consent, which consent shall not be unreasonably withheld.

(b)            Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

6.6	Certain Taxes and Fees
All stamp, transfer, documentary, sales, use, registration and other such Taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, "Transfer Taxes"), and the reasonable costs of preparing and filing the Tax Returns associated therewith, will be borne equally by Seller and Buyer.  All Tax Returns with respect to Transfer Taxes shall be prepared and filed by the Person that customarily is responsible for the filing of such Tax Returns.
6.7	Amended Returns and Retroactive Elections
Buyer shall not, and shall not cause or permit any Acquired Company to, (i) amend any Tax Returns filed with respect to any Taxable Period ending on or before the Closing Date or with respect to any Straddle Period, or (ii) make any Tax election that has retroactive effect to any such Taxable Period or Straddle Period, in each such case without the prior written consent of Seller (not to be unreasonably withheld).
6.8	338 and 336 Elections
Notwithstanding anything to the contrary herein, (i) neither Buyer (nor any of its Affiliates) nor Seller will file or allow to be filed an election under Section 338 or Section 336(e)

of the Code (or any similar elections under applicable Legal Requirements) with respect to any of the Acquired Companies.
6.9	Retention of Carryovers.
Seller shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Acquired Companies other than those net operating loss carryovers or capital loss carryovers of the Acquired Companies that are utilized by the Consolidated Return Group to offset Consolidated Return Group income or gain attributable to the Covered Pre-Closing Tax Period.  For the avoidance of doubt, and in furtherance of the preceding sentence, Seller will not make an election under Treasury Regulations Section § 1.1502-36(d)(6) to retain the net operating losses of the Company or any election pursuant to Reg. § 1.1502-32(b)(4)(i) to treat all or any portion of the Company's net operating losses as expiring prior to the Company becoming a member of the Consolidated Return Group.
7.            Indemnification; Remedies

7.1	Indemnification and Payment of Damages By Seller
Subject to the terms and conditions of Section 7, from and after the Closing, Seller will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including costs of reasonable attorneys' fees), whether or not involving a third party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:
(a)            any Breach of any of the Surviving Representations made by Seller in this Agreement;

(b)            any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(c)            any and all Proceedings brought against the Company by unaffiliated third Person(s) arising out of that certain Agreement and Plan of Merger by and among the Company, Seller and Gatorade Acquisition Corp. dated as of February 13, 2014;

(d)            the Proceedings set forth in Schedule 7.1(d); or

(e)            any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

7.2	Indemnification and Payment of Damages By Buyer
Subject to the terms and conditions of Section 7, from and after the Closing, Buyer will indemnify and hold harmless Seller and its Representatives and Affiliates (collectively, the

"Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:
(a)            any Breach of any of the Surviving Representations made by Buyer in this Agreement;

(b)            any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

(c)            any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

7.3	Time Limitations
None of the representations and warranties contained in this Agreement shall survive the Closing, except that (i) the representations and warranties of Seller set forth in Section 3.1 (Organization and Good Standing); Section 3.2(a) (Authority; No Conflict; Enforceability); and Section 3.3 (Capitalization) and the representations and warranties of Buyer set forth in Section 4.1 (Organization and Good Standing) and Section 4.2(a) (Authority; No Conflict) shall survive the Closing indefinitely, and (ii) the representations and warranties of Seller set forth in Section 3.4 (Financial Statements), Section 3.5 (No Undisclosed Liabilities), Section 3.8 (Taxes), Section 3.9(a) (Title to Properties), Section 3.14(c)&(d) (Contracts; No Defaults) (solely with respect to those Applicable Contracts marked with a † on Section 3.14(a) of the Disclosure Schedule), Section 3.15(b) (Insurance), Section 3.22 (Managed Care Relationships), and Section 3.23 (Medical Service Providers) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date (the representations and warranties described in clauses (i) and (ii) are referred to as the "Surviving Representations").  Each of the covenants set forth in this Agreement shall survive the Closing for the period contemplated by its terms.
7.4	Limitations On Amount—Seller
Seller shall have no liability (for indemnification or otherwise) in the case of a claim by a Buyer Indemnified Person under Section 7.1(a) unless and until the aggregate amount of all Damages for which Seller would, but for this clause, be liable under Section 7.1(a) exceeds, on a cumulative basis, an amount equal to $410,000 (the "Threshold"), in which case Seller shall be required to pay or be liable for all such Damages, including the Threshold. The aggregate amount of all Damages for which Seller shall be liable pursuant to Section 7.1(a) shall not exceed ten percent (10%) of the Final Purchase Price.  Under no circumstances shall the aggregate amount of Damages for which Seller shall be liable to the Buyer Indemnified Persons pursuant to this Agreement exceed the Final Purchase Price.
7.5	Limitations On Amount—Buyer
Buyer shall have no liability (for indemnification or otherwise) in the case of a claim by a Seller Indemnified Person under Section 7.2(a) unless and until the aggregate amount of all

Damages for which Buyer would, but for this clause, be liable under Section 7.2(a) exceeds, on a cumulative basis, an amount equal to the Threshold, in which case Buyer shall be required to pay or be liable for all such Damages, including the Threshold.  The aggregate amount of all Damages for which Buyer shall be liable pursuant to Section 7.2(a) shall not exceed ten percent (10%) of the Final Purchase Price.  Under no circumstances shall the aggregate amount of Damages for which Buyer and the Company shall be liable to the Seller Indemnified Persons pursuant to this Agreement exceed the Final Purchase Price.
7.6	Other Limitations
(a)            Payments by Seller or Buyer pursuant to Section 6.1, Section 7.1 or Section 7.2, as applicable, in respect of any Damage shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by an Indemnified Person in respect of any such claim, as well as any Tax benefit actually realized by an Indemnified Person as a result of incurring such Damage, in the year the applicable Damage is incurred or in the immediately following five (5) taxable years. Each Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(b)            In no event (absent fraud) shall Seller or Buyer, as applicable, be liable to an Indemnified Person for any punitive, incidental, consequential, special or indirect Damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the Breach or alleged Breach of this Agreement, or diminution of value or any Damages based on any type of multiple.

(c)            Each Indemnified Person shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Damage upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(d)            Buyer's right to indemnification, payment of Damages or other remedy based upon Breach of any of the representations, warranties, covenants or obligations of Seller contained in this Agreement will not be affected by any investigation conducted by Buyer (including diligence review of materials posted by Seller in the electronic data room prior to the date hereof), in each case except to the extent Buyer had Knowledge of such inaccuracy or Breach at or prior to the Closing.

7.7	Exclusive Remedy
The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any Breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the Contemplated Transactions, shall be pursuant to the indemnification provisions set forth in this Section 7.

7.8	Procedure For Indemnification--Third Party Claims
(a)            Promptly after (i) receipt by an Indemnified Person of notice of the commencement of any Proceeding against it, or (ii) an Indemnified Person has knowledge of any third party claim for which indemnification may be provided under this Agreement, such Indemnified Person will, if a claim is to be made against an indemnifying party under Section 6.1,  Section 7.1 or Section 7.2, as applicable, give prompt written notice to the indemnifying party of the commencement of such Proceeding or notice of such third party claim, as applicable, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying is prejudiced by the Indemnified Person's failure to give such notice.

(b)            If any Proceeding referred to in Section 7.8(a) is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and either the indemnifying party or the Indemnified Person determines in good faith, after consultation with respective counsel, that joint representation would be inappropriate under applicable ethical standards) to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it actively and diligently conducts such defense, be liable to the Indemnified Person under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than for out-of-pocket costs and expenses incurred by the Indemnified Person at the written request of the indemnifying person. An Indemnified Person shall undertake good faith, commercially reasonable efforts to mitigate against excessive or unreasonable costs and otherwise minimize the cost of defense prior to and during the first thirty (30) days after delivering notice to the indemnifying party of such Proceeding.  If the indemnifying party assumes the defense of a Proceeding, (i) then such assumption will, as of that time, thereby constitute an acknowledgement by the indemnifying party that it has an indemnity obligation with respect to that Proceeding; (ii) no compromise or settlement of such Proceeding and underlying claims asserted in such Proceeding may be effected by the indemnifying party without the Indemnified Person's consent unless (A) there is (i) no finding or admission of any violation of Legal Requirements or any violation of the rights of any Indemnified Person, and (ii) no Indemnified Person would be precluded solely as a result of such settlement from pursuing any other claims that may be brought by the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such Proceeding and underlying claims asserted in such Proceeding effected without its consent (which may not be unreasonably withheld), and (iv) the Indemnified Person shall cooperate fully in the manner reasonably requested by the indemnifying party in the defense of such Proceeding.

(c)            Notwithstanding the foregoing, if an Indemnified Person assumes control of the defense of a Proceeding (whether by virtue of the indemnifying party's failure to conduct an active and diligent defense, a conflict of the nature described in the first parenthetical clause set forth in Section 7.8(b) above, or the good faith determination of such Indemnified Person that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement), the indemnifying party will not be bound by any determination of such Proceeding or any compromise or settlement thereof effected without the prior consent of the indemnifying party (which may not be unreasonably withheld).
(d)            Buyer acknowledges Seller's active and diligent defense of the the Proceedings set forth on Schedule 7.1(d) and agrees that it shall not unreasonably withhold consent to any final settlement in such matter proposed by Seller.

7.9	Procedure For Indemnification--Other Claims
A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the Party from whom indemnification is sought.
7.10	Adjustment of Purchase Price.
Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by applicable Legal Requirements.
8.            General Provisions

8.1	Expenses
Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of Representatives.  Seller will cause the Acquired Companies not to incur any out-of-pocket expenses in connection with this Agreement that are not included in the calculation of Net Working Capital.
8.2	Public Announcements
Upon execution of this Agreement, Seller shall issue a press release in the form agreed by the Parties.  Seller and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, Company Clinicians, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions.
8.3	Restrictive Covenant
(a)            For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly (i) cause, induce or attempt to cause or induce any employee or Company Clinician of any Acquired Company, as of the Closing Date, to cease doing business with such Acquired Company; or (ii) hire, retain or attempt to hire or retain any employee, Company

Clinician or independent contractor of an Acquired Company, as of the Closing Date, or in any way interfere with the relationship between such Acquired Company and any such employee or independent contractor; provided, that the restrictions contained in this Section 8.3(a) shall not apply to general solicitations or advertisements not directed at any employee, Company Clinician or independent contractor of an Acquired Company.
(b)            If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 8.3(a) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 8.3 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section 8.3 is reasonable and necessary to protect and preserve Buyer's and the Company's legitimate business interests and the value of the Shares and to prevent any unfair advantage conferred on Seller.

8.4	Notices
All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier or e-mail, or (c) sent by mail, certified or registered mail with postage prepaid or by a nationally recognized next-day or overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses, telecopier numbers or emails as a Party may designate by notice to the other Parties).  All such notices, consents, waivers and other communications shall be deemed to have been given when received (x) if delivered by hand, on the day of such delivery, if prior to 5:00 p.m., (y) if by mail, certified or registered mail, next-day or overnight delivery, on the day delivered, and (z) if by telecopier or e-mail, on the business day on which received.

If to Seller to:	100 Lakeside Drive Suite 100 Horsham, PA 19044 Facsimile: (215) 619-3209 Attention: President
with a copy (which will not constitute notice to Seller) to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036 Facsimile: (212) 969-2900 Attention: Paul I. Rachlin Michael E. Callahan

If to Buyer or the Company, to:
Vision Acquisition, LLC
3814 West Street
Suite 100
Cincinnati, Ohio 45227
Attention:  Chief Executive Officer

and
LCA-Vision Inc.
7840 Montgomery Road
Cincinnati, Ohio 45236
Facsimile: (513) 792-5620
Attention:  Chief Executive Officer

with a copy (which will not constitute notice to Buyer or the Company) to:	Wood & Lamping LLP 600 Vine Street Suite 2500 Cincinnati, Ohio 45202-2491 Facsimile: (513) 419-6473 Attention: Robert M. M. Shaffer
8.5	Jurisdiction; Service of Process
Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any Party in the courts of the State of Delaware located in Wilmington, Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each Party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or Proceeding and waives any objection to venue laid therein.  Process in any action or Proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.
8.6	Further Assurances
The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
8.7	Waiver
The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
8.8	Entire Agreement and Modification
This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated December 8, 2014) and constitutes (along with the Closing Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  The Parties acknowledge that, except for the representations and warranties provided herein, no Party has made any other representation, warranty, statement, promise or other inducement to any of the Parties and, accordingly, the Parties are not relying on any representations, warranties, statements, promises or other inducements, whether oral or written, made by another Party, or any Representatives thereof, except those expressly stated in this Agreement. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.
8.9	Assignments, Successors, and No Third Party Rights
No Party may assign any of its rights under this Agreement without the prior written consent of the other Parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer or Affiliate thereof (but no such assignment shall relieve Buyer of any of its obligations hereunder).  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.
8.10	Severability
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.11	Time of Essence
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
8.12	Governing Law
This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflicts of laws principles that would otherwise cause the application of the laws of another jurisdiction.
8.13	Counterparts
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PHOTOMEDEX, INC., a Nevada corporation

By:_/s/ Dennis McGrath
Name: Dennis McGrath
Title: President/CFO

LCA-VISION INC., a Delaware corporation

By:_/s/ Dennis McGrath
Name: Dennis McGrath
Title: President/CFO

VISION ACQUISITION, LLC, a Delaware limited liability company

By:_/s/ Craig P.R. Joffee
Name: Craig P.R. Joffee
Title: Chief Executive Officer

Schedule 1.1(a)
Craig P.R. Joffe

Schedule 1.1(b)
1.	$100,000.00 payable to XXXXXXXXXX pursuant to that certain Separation Agreement and General Release of Claims of even date herewith.
2.	$30,000.00 signing bonus payable to XXXXXXXXXX pursuant to that certain Separation Agreement and General Release of Claims.
3.	$30,000.00 signing bonus payable to XXXXXXXXXX pursuant to that certain Separation Agreement and General Release of Claims.
4.	$25,000.00 cost allocation offset allocable to the Company's execution and delivery of new employment agreements by and between the Company and each of XXXXXXXXXX and XXXXXXXXXX.
5.
Any amounts accrued by the Company with respect to the aforementioned individuals' compensation and benefits, including, without limitation accrued and unused vacation, unreimbursed business expenses and unpaid annual bonus earned for the prior fiscal year, but excluding (i) the aforementioned individuals' unpaid Base Salary earned for the most recent pay period up to and including the Closing Date with respect to such individual, and (ii) the retention bonus set forth on Schedule 1.1(c).

For the avoidance of doubt, if all or any portion of the amounts listed in 1-3 above is not paid to the applicable executive or is paid to the applicable executive but returned to the Company for any reason, such amount shall be excluded from the calculation of Closing Funded Indebtedness and, to the extent repaid to the Company after the calculation of Closing Funded Indebtedness, Buyer will cause the Company to promptly pay over such amount to Seller.

Notwithstanding anything to the contrary contained herein, items 1-5 above will be deemed Funded Indebtedness for purposes of this Agreement and will be excluded from the definition of Net Working Capital and the calculations of Estimated Working Capital and Closing Working Capital.

Schedule 1.1(c)
1.	$100,000.00 payable by the Company to XXXXXXXXXX pursuant to that certain Employment Agreement dated as of the date hereof by and between the Company and XXXXXXXXXX.

Schedule 1.1(d)

Payoff Amount: $33,294,297

Wire Instructions:

XXXXXXXXXX
XXXXXXXXXX
XXXXXXXXXX
XXXXXXXXXX
XXXXXXXXXX

Schedule 2.5
Working Capital Calculation
The following illustrates the calculation of the Estimated Working Capital, the Estimated Working Capital Adjustment and the Closing Date Payment.  The Parties agree the Closing Working Capital, the Post-Closing Working Capital Adjustment and the Final Purchase Price will be computed in the same manner as set forth below.

	12/31/2014	Excluded	Total
Current Assets
Cash and ST Investments	4,514,275		4,514,275
Accounts Receivable, net	3,366,818		3,366,818
Inventories	217,435		217,435
Deferred tax asset		1,789,340	1,789,340
Other current assets	1,921,850		1,921,850
Total current assets	10,020,378	1,789,340	11,809,718

Current Liabilities
Current portion of LT debt	802,601		802,601
Accounts payable	5,518,240		5,518,240
Intercompany balances		(12,363,653)	(12,363,653)
Accrued payroll	1,037,458		1,037,458
Accrued liabilities	4,735,575		4,735,575
Deferred revenues	97,225		97,225
Total current liabilities	12,191,099	(12,363,653)	(172,554)

Transaction Expenses	0	n/a	n/a

Estimated Working Capital	(2,170,721)	14,152,993	11,982,272

Target Net Working Capital	0
Working Capital Collar	250,000
Estimated Working Capital Adjustment	(1,920,721)

Estimated Funded Indebtedness	185,000

Purchase Price	40,000,000
+/- Estimated Working Capital Adjustment	(1,920,721)
-Estimated Funded Indebtedness	(185,000)

Closing Date Payment	37,894,279

SCHEDULE 7.1(d)

1.	Blank v. LCA Vision Inc., et al., No. A1401239, in the Court of Common Pleas in Hamilton County, Ohio,
2.	Lavella v. Woods, et al., No. A1401252, in the Court of Common Pleas in Hamilton County, Ohio,
3.	Beroff v. LCA Vision Inc., et al., No. A1401509, in the Court of Common Pleas in Hamilton County, Ohio,
4.	Peter Eccles v. LCA Vision Inc., et al., No. A1401673, in the Court of Common Pleas in Hamilton County, Ohio, consolidated on April 25, 2014;
5.	Wallis v. LCA-Vision Inc., et al., No. 9369, in the Delaware Court of Chancery, and
6.	Smith v. LCA-Vision Inc., et al., No. 9406, in the Delaware Court of Chancery, consolidated on March 24, 2014, as In re LCA-Vision Inc. Shareholder Litigation.